Exhibit 10.2

$2,000,000.00	Atlanta, Georgia
August 31, 2009

UNSECURED PROMISSORY NOTE

FOR VALUE RECEIVED, subject to the conditions set forth herein, the undersigned TRANSCEND SERVICES, INC., a Delaware corporation (herein called “Maker”), promises to pay to the order of DOROTHY K. FITZGERALD, a resident of the State of Maryland (herein called “Holder”) the sum of Two Million and No/100 Dollars ($2,000,000.00) pursuant to Section 2.3 of that certain Stock Purchase Agreement, dated August 25, 2009 (the “Purchase Agreement”), by and between Maker and Holder. The principal balance hereof shall bear interest at the simple rate of interest per annum of five percent (5%). The principal balance and any accrued and unpaid interest shall be due and payable in full on the first anniversary date of this Note.

All payments of principal or interest shall be made to Holder at the address of Holder set forth in Section 13.4 of the Purchase Agreement or at such other place as Holder may designate in writing. All capitalized terms referenced in this Note not otherwise defined herein shall have such meanings as set forth in the Purchase Agreement.

All payments shall be made in immediately available funds during regular business hours in coin or currency of the United States of America which at the time of such payment is legal tender for the payment of public and private debts. No payment shall be deemed made until actually received by Holder.

This Note may be prepaid in whole or in partial increments at any time without penalty. Should the obligations represented by this Note or any part hereof be collected at law or in equity or in bankruptcy, receivership or other court proceeding, or should this Note be placed in the hands of attorneys for collection after the occurrence of an Event of Default (defined below), Maker agrees to pay, in addition to the principal and interest due and payable hereon and any other sums due and payable hereon, all costs of collecting this Note, including reasonable attorneys’ fees and expenses. This Note is an unsecured note.

Upon the occurrence of an Event of Default, Holder, in the Holder’s sole discretion and without notice or demand, may raise the rate of interest accruing on the unpaid principal balance by two (2) percentage points above the rate of interest otherwise applicable (hereinafter the “Default Rate”). From and after the maturity date, whether by acceleration or in due course, the entire unpaid balance of the principal sum hereunder, all unpaid interest accrued thereon at such maturity, and all other amounts due hereunder shall bear interest at the Default Rate.

An event of default (“Event of Default”) shall occur if (a) Maker shall fail to timely and properly pay the principal, interest or any fees or other amount payable hereunder when such amount becomes due; or (b) Maker shall fail to observe, keep or perform any material term, covenant, agreement or condition in this Note that is not cured to the reasonable satisfaction of Holder within 10 days of receipt by Maker of written notice of said failure from Holder. All notices pursuant to the immediately preceding sentence shall be deemed given and received when delivered by hand, the following day after the date delivered to an overnight courier, or two (2) days after the date deposited in the United States mail, postage prepaid, certified mail, return receipt requested, in each case to Maker’s address as set forth in Section 13.4 of the Purchase Agreement or at such other place as Maker may designate in writing.

This Note is hereby expressly limited in that in no event shall the interest payable under this Note exceed the highest lawful rate as applicable to Maker. If for any reason whatsoever, the provision of this Note, at the time performance of such provision occurs, involves the payment of interest in excess of that permitted by law, and if, under any circumstances, Holder receives as interest any amount which would exceed the highest lawful rate applicable to Maker, such amount which would be excessive interest shall be applied to reduce the unpaid principal balance and not the payment of interest.

As used herein, the terms “Maker”, “Holder” and “holder” shall be deemed to include their respective heirs, successors, legal representatives and permitted assigns, whether by voluntary action of the parties or by operation of law. This Note is given under the seal of all parties hereto, and it is intended that this Note is and shall constitute and have the effect of a sealed instrument according to law. This Note has been negotiated, and is being executed and delivered in the State of Georgia; provided, however, that Holder shall have no obligation to give, nor shall Maker be entitled to receive, any notice of such acceptance for this Note to become a binding obligation of Maker. This Note shall be governed by and be construed in accordance with the laws of the State of Georgia. It is intended, and the Holder specifically agrees, that the laws of the State of Georgia governing interest shall apply to this Note and to this transaction. This Note may not be modified except by written agreement signed by the Holder, or by its successors or permitted assigns. Time is of the essence of this Note. If this Note is placed in the hands of an attorney for collection, or if it is collected through any legal proceeding at law or in equity, or in bankruptcy, receivership or other court proceedings, Maker agrees to pay all costs of collection, including, but not limited to, court costs and reasonable attorney fees.

Any provision of this Note prohibited by the laws of any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or modified to conform with such laws, without invalidating the remaining provisions of this Note, and any such prohibition in any jurisdiction shall not invalidate such provision in any other jurisdiction.

This Note shall bind and inure to the benefit of the parties, their legal representatives, successors, and assigns.

The amount owed and evidenced by this Note represents credit extended for business, commercial, investment or other similar purpose, and not for personal, family, household or other consumer purposes.

Maker hereby waives demand, presentment, protest, notice of dishonor or non-payment, as well as all defenses with respect to this Note, the Agreement and/or any obligation, notice of acceptance hereof, and all other demands and notices of any description, except such as are expressly provided for herein or in the Purchase Agreement. No waiver of any one or more Events of Default in the performance of any of the provisions of this Note shall operate or be construed as a waiver of any future Event of Default, whether of a like or different nature. Except with the prior written consent of Holder, no assignment or transfer by Maker of its rights and obligations under this Note may be made. This Note is not assignable without the prior written consent of Maker.

IN WITNESS WHEREOF, Maker has executed this Note under seal and has delivered this Note to Holder to be effective as of the 31st day of August, 2009.

MAKER:

TRANSCEND SERVICES, INC., a Delaware corporation

By:	/s/ Lance Cornell
Lance Cornell, Chief Financial Officer